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EXHIBIT 27(a)


                            CERTIFICATE OF SECRETARY

         THE UNDERSIGNED, Geoffrey S. Michel, hereby certifies that he is the duly elected, qualified and acting Assistant Secretary of Northstar Life Insurance Company, that in such capacity he has custody of the corporate records of said Company, and that the following is a true, correct and complete copy of a resolution adopted by the Board of Directors of said Company on May 1, 1996, by unanimous written consent; such resolution does not in any manner contravene the Articles of Incorporation or Bylaws of said Company; and such resolution is in full force and effect on the date hereof and has not been amended, modified, rescinded or revoked:

         It is further proposed that the Northstar Life Insurance Company establish a separate account which shall be known as the "Northstar Life Variable Universal Life Account," (hereinafter "Variable Universal Life Account"), or such other name as the Chief Executive Officer of the Company shall designate, in accordance with Section 4240 of the Insurance Law, as amended, for the purpose of issuing group and individual life insurance policies on a variable basis.

         MIMLIC Sales Corporation (hereinafter "MIMLIC Sales") of St. Paul, Minnesota, will be the principal underwriter of the variable life insurance policies funded through the Variable Universal Life Account, and the variable life insurance policies will be sold by licensed life insurance agents of the Company who are registered representatives of Northstar Life Insurance Company and MIMLIC Sales or other broker-dealers who have entered into selling agreements with MIMLIC Sales.

         The separate account is to be registered as a unit investment trust pursuant to the provisions of the Investment Company Act of 1940, as amended, and that application will be made for such exemptions from that Act as may be necessary or desirable.

         Registration statements and any amendments thereto, relating to such policies on a variable basis as may be offered to the public, will be prepared and filed with the Securities and Exchange Commission in accordance with the provisions of the Securities Act of 1933, as amended.

         The Chief Executive Officer of the Company or such officer or officers as he or she may designate be, and they hereby are, authorized and directed to take such further action as may in their judgment be necessary or desirable to implement the foregoing resolutions.

IN WITNESS WHEREOF, I have hereunto set my hand on behalf of NORTHSTAR LIFE INSURANCE COMPANY, this 31st day of July, 2002.


                                           /s/ Geoffrey S. Michel
                                           -------------------------------------
                                                    Assistant Secretary